[Letterhead of Comcast Corporation]




                                       July 16, 1996


Comcast Corporation
1500 Market Street
Philadelphia, PA  19102-2148

Ladies and Gentlemen:

               I am Senior Deputy General Counsel and Vice President of Comcast Corporation, a Pennsylvania corporation (the "Company"). I have acted as counsel to the Company in connection with the Company's Registration Statement on Form S-3 (No. 333-06161) (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of the resale by certain selling shareholders named therein and their permitted transferees of (i) up to 3,496,821 shares (the "Merger Shares") of Class A Special Common Stock, $1.00 par value, of the Company (the "Class A Special Common Stock"), (ii) up to 1,332,077 shares (the "Conversion Shares") of Class A Special Common Stock issuable upon the conversion, if any, of shares (the "Preferred Shares") of 5% Series A Convertible Preferred Stock, without par value, of the Company (the "Preferred Stock") and (iii) an indeterminate additional number of shares (together with the Merger Shares and the Conversion Shares, the "Shares") of Class A Special Common Stock as may become issuable upon adjustment of the conversion ratio applicable to the conversion of the Preferred Shares.

               I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purposes of rendering this opinion.

               On the basis of the foregoing, I am of the opinion that:

               1. The Shares have been duly authorized and, assuming the due execution and delivery of certificates representing the Shares, when issued and delivered in accordance with the terms of the Merger Agreement referred to in the prospectus relating to the resale of the Shares and, with respect to the Conversion Shares, in accordance with the terms of the Preferred Stock, the Shares will be validly issued, fully paid and non-assessable, and the issuance thereof is not subject to any preemptive or similar right.

               I am a member of the Bar of the Commonwealth of Pennsylvania and the foregoing opinion is limited to the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America.

               I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, I consent to the reference to me under the caption "Legal Matters" in the prospectus.

                                       Very truly yours,

                                       /s/ Arthur R. Block
                                       --------------------
                                       Arthur R. Block